UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BILL BARRETT CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 9, 2007

The 2007 annual meeting of stockholders of Bill Barrett Corporation will be held on May 9, 2007 at 9:30 a.m. (Denver time) at The Westin Tabor Center Hotel Auditorium, 1672 Lawrence Street, Denver, Colorado 80202, for the following purposes:

1.	To elect three Class III directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2010 and thereafter until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2007; and

3.	To transact any other business that properly may come before the meeting and any adjournment or postponement thereof.

Only the stockholders of record as shown on our transfer books at the close of business on March 29, 2007 are entitled to notice of, and to vote at, the stockholders meeting and any adjournment or postponement of the meeting.

Your vote is important. Regardless of whether you expect to attend the meeting in person, please vote your shares via the Internet, our toll-free number, or by completing, dating, signing and returning promptly the enclosed proxy card in the accompanying envelope (which requires no postage if mailed in the United States) in accordance with the instructions on the proxy card. You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person at the stockholders meeting, that the proxy be returned.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE STOCKHOLDERS MEETING.

By the Board of Directors

Francis B. Barron Secretary

Denver, Colorado

April 9, 2007

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

PROXY STATEMENT

For the Annual Meeting Of Stockholders

to be held May 9, 2007

This proxy statement is provided in connection with the solicitation of proxies on behalf of the Board of Directors of Bill Barrett Corporation, a Delaware corporation, to be voted at our annual meeting of stockholders to be held at 9:30 a.m. (Denver time) on May 9, 2007 at The Westin Tabor Center Hotel Auditorium, 1672 Lawrence Street, Denver, Colorado 80202, or at any adjournment or postponement of the meeting. We anticipate that this proxy statement and the accompanying proxy card will be first mailed or given to stockholders on or about April 9, 2007.

ABOUT THE MEETING

What is the purpose of the meeting?

The purpose of the meeting is:

•

To elect three Class III directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2010 and thereafter until their successors are duly elected and qualified;

•	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2007; and

•	To transact any other business that properly may come before the meeting and any adjournment or postponement thereof.

Am I entitled to vote at the meeting?

Only stockholders of record on March 29, 2007, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. As of the close of business on March 29, 2007, there were outstanding 44,326,980 shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

What are my voting rights as a stockholder?

Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date. Stockholders may not cumulate their votes in the election of directors.

How do I vote?

Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted in accordance with the recommendation of our Board.

You may vote by proxy three ways:

•

By Internet: Visit the website http://www.voteproxy.com/bbg and follow the on-screen instructions. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., Eastern Daylight Time, on May 8, 2007.

•

By Telephone: Call toll-free 1-866-540-5760. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, until 11:59 p.m., Eastern Daylight Time, on May 8, 2007.

•

By Mail: Mark your proxy/voting instruction card, date and sign it and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to Bill Barrett Corporation, c/o Mellon Financial Services, Proxy Processing, P.O. Box 1570, Manchester, Connecticut 06045-9973.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO

NOT RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

Can I change my vote?

Yes. A stockholder may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy or by attending the meeting and voting in person. Stockholders who vote by the Internet or by telephone may change their votes by re-voting by telephone or the Internet within the time periods listed above. A stockholder’s last timely vote, including via the Internet or telephone, is the one that will be counted.

What constitutes a quorum?

Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast must be present at the meeting in person or by proxy to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on March 29, 2007, the record date for the meeting, there were 44,326,980 shares of our common stock outstanding.

What are your Board’s recommendations?

Our Board recommends a vote:

•	“For” each of the three nominees proposed for election as Class III directors; and

•	“For” ratification of the selection of Deloitte & Touche LLP as our independent accountants for the year ending December 31, 2007.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

What vote is required to approve each proposal?

The affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. As a result, the three nominees for election as Class III directors who receive the greatest number of votes will be elected directors. Withheld votes and abstentions will have no effect on the outcome of the election.

Approval of the ratification of the selection of Deloitte & Touche LLP as our independent accountants for 2007 requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote against ratification. Broker non-votes will have no effect on the outcome of the ratification.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted for each of the proposals described in this proxy statement. Votes at the Annual Meeting of Stockholders are counted by the Inspector of Election appointed by the chairman of the meeting.

Other Information

A copy of our annual report for the year ended December 31, 2006 accompanies this proxy statement. None of the information contained in our annual report is proxy solicitation material.

The solicitation of proxies is to be made principally by mail. Following the original solicitation, however, further solicitations may be made by telephone or oral communication with stockholders. Our officers, directors and employees may solicit proxies, but without compensation for that solicitation other than their regular compensation as our employees. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing. All expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material will be paid by us.

Unless the context indicates otherwise, the terms “us,” “we,” or the “Company” will be used in the proxy statement to include Bill Barrett Corporation and all its subsidiaries that existed during the period of reference.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Directors from each class are elected once every three years for a three-year term and thereafter until their successors are duly elected and qualified. Fredrick J. Barrett, Randy A. Foutch and Michael E. Wiley currently serve as the Class I directors until the annual meeting to be held in 2008, James M. Fitzgibbons, Jeffrey A. Harris and Randy Stein currently serve as the Class II directors until the annual meeting to be held in 2009, and Joseph N. Jaggers, Roger L. Jarvis and Philippe S. E. Schreiber currently serve as the Class III directors until the annual meeting to be held on May 9, 2007. Mr. Jarvis informed us that he will not stand for re-election as a director at the annual meeting on May 9, 2007. The Nominating and Corporate Governance Committee of the Board of Directors is considering potential nominees to serve in Mr. Jarvis’ place as director following the annual meeting. We would like to thank Mr. Jarvis for his service as a director.

On behalf of the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors has nominated Randy A. Foutch, Joseph N. Jaggers and Philippe S.E. Schreiber for election to the Board as Class III directors. The Board of Directors recommends that each of Randy A. Foutch, Joseph N. Jaggers and Philippe S.E. Schreiber be re-elected to the Board of Directors to serve as the Class III directors, to hold office until the 2010 annual meeting of stockholders and until each of their successors is elected and has qualified. Biographical information concerning these nominees and our other directors and officers is set forth below under “Directors and Executive Officers”. Mr. Foutch currently is a Class II director and was initially appointed to the Board of Directors in July 2006 based on the recommendation of non-management directors who had worked with Mr. Foutch on other boards, including Jeffrey Harris. Warburg Pincus, for which Mr. Harris serves as a Managing Director, has financed companies with which Mr. Foutch was affiliated and is in discussions to provide financing to another company for which Mr. Foutch will serve as an officer and/or director and for which Mr. Harris will serve as a director. This company’s activities are planned to be in areas outside the areas in which our company operates. Mr. Jaggers was initially appointed by the Board of Directors in December 2006 after all the non-management directors had an opportunity to work with Mr. Jaggers since his employment with us began in July 2006.

Assuming the presence of a quorum, the affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each stockholder is entitled to one vote for each share of common stock held in the stockholder’s name on each matter. In the absence of instructions to the contrary, the persons named in the accompanying proxy vote the shares represented by that proxy for each of Randy A. Foutch, Joseph N. Jaggers and Philippe S.E. Schreiber as the Class III directors. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum.

Each of the nominees named above has consented to be named in this proxy statement as a nominee for director and to serve on the Board of Directors if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person or persons as the Board of Directors or Nominating and Corporate Governance Committee may recommend.

The Board of Directors recommends that the stockholders vote FOR the election of each of Randy A. Foutch, Joseph N. Jaggers and Philippe S.E. Schreiber as the Class III directors.

Directors and Executive Officers

Set forth in the following table sets forth as of March 30, 2007 the names of our directors and executive officers, their respective positions and ages, and the year in which each director was initially elected as a director. Each director has been elected for a three-year term until the corresponding annual meeting of stockholders and thereafter until his successor is elected and has qualified. As a result, approximately one-third of the director positions will be elected at each annual meeting of stockholders. Additional information concerning each of these individuals follows the table.

Name	Age	Position	Year First Elected As Director
Fredrick J. Barrett(1)	46	Chief Executive Officer and Chairman	2002
Joseph N. Jaggers	53	Chief Operating Officer; President and Director	2006
Robert W. Howard(2)	52	Chief Financial Officer; and Treasurer	—
Francis B. Barron	44	Senior Vice President—General Counsel; and Secretary	—
Terry R. Barrett(1)	47	Senior Vice President—Exploration, Northern Division	—
Kurt M. Reinecke	48	Senior Vice President—Exploration, Southern Division	—
Wilfred R. Roux	49	Senior Vice President—Geophysics	—
Huntington T. Walker	51	Senior Vice President—Land	—
Lynn Boone Henry	47	Vice President—Planning and Reserves	—
Duane J. Zavadil	47	Vice President—Government and Regulatory Affairs	—
Kevin M. Finnegan	47	Vice President—Information Systems	—
David R. Macosko	45	Vice President—Accounting	—
James M. Fitzgibbons(4)(5)	72	Director	2004
Randy A. Foutch(3)(4)	55	Director	2006
Jeffrey A. Harris(3)(5)	51	Director	2002
Roger L. Jarvis(3)(5)	53	Director	2002
Philippe S. E. Schreiber(4)(5)	66	Director	2002
Randy Stein(3)(4)	53	Director	2004
Michael E. Wiley	56	Director	2005

(1)	Fredrick J. Barrett may be deemed to be a promoter and our founder due to his initiative in organizing us. Fredrick J. Barrett is the brother of Terry R. Barrett.
(2)	Mr. Howard joined us as Chief Financial Officer and Treasurer on March 30, 2007.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Audit Committee.
(5)	Member of the Compensation Committee.

Officers

Fredrick J. Barrett. Mr. Barrett has served as our Chief Executive Officer and Chairman of the Board since March 2006, as a director since our inception in January 2002, and as our President from January 2002 until July 2006. Mr. Barrett served as our Chief Operating Officer from June 2005 through February 2006. Mr. Barrett served as senior geologist of Barrett Resources Corporation (“Barrett Resources”) and its successor in the Rocky Mountain Region from 1997 through 2001, and as geologist from 1989 to 1996. From 1987 to 1989, Mr. Barrett was a partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a project and field geologist for Barrett Resources.

Joseph N. Jaggers. Mr. Jaggers has served as Chief Operating Officer and President since July 2006 and as a director since December 2006. From April until June 2006, Mr. Jaggers served as Chief Operating Officer of Terralliance Technologies, Inc., a private oil and gas exploration and production company. He was Regional Vice President, Exploration and Production, for The Williams Companies from 2001 until April 2006, where he was responsible for Rocky Mountain operations that included extensive drilling and completions, along with gas processing and gathering operations. Previously, Mr. Jaggers served as Chief Operating Officer and President at Barrett Resources Corporation from 2000 until its sale to The Williams Companies in 2001. From 1981 through 2000, Mr. Jaggers worked for Amoco and BP Plc in various domestic and international operational assignments with increasing managerial responsibility. Since 2006, Mr. Jaggers has served as a director of Milagro Exploration, a privately held oil and gas company, and Mr. Jaggers served as a director of Mission Resources from November 2003 until Mission’s sale in July 2005.

Robert W. Howard. Mr. Howard has served as our Chief Financial Officer and Treasurer since March 30, 2007. He served as Chief Financial Officer for Quantum Resources, a private oil and gas company headquartered in Denver, from May 2006 until March 2007. Previously, Mr. Howard served from January 2002 through May 2006 in various executive positions for us, including Executive Vice President—Finance and Investor Relations and Treasurer from February 2003 until May 2006 and as Chief Financial Officer from January 2002 until February 2003. From August 2001 until December 2001, Mr. Howard served as Vice President—Finance and Administration and a director of AEC Oil & Gas (USA) Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was merged into PanCanadian Energy Corporation and then renamed EnCana Corporation. Mr. Howard served in various positions at Barrett Resources Corporation, including as Senior Vice President—Investor Relations and Corporate Development and Senior Vice President Accounting and Finance and Treasurer.

Francis B. Barron. Mr. Barron has served as Senior Vice President—General Counsel and Secretary since March 2004. He served as our Chief Financial Officer from November 2006 until March 30, 2007. Mr. Barron was a partner at the Denver, Colorado office of Patton Boggs LLP from February 1999 until February 2004, practicing corporate, securities and general business law. Prior to February 1999, Mr. Barron was a partner at Bearman Talesnick & Clowdus Professional Corporation, a Denver law firm. Mr. Barron’s clients included publicly-traded oil and gas companies.

Terry R. Barrett. Mr. Barrett has served as Senior Vice President—Exploration, Northern Division since March 2006 and previously served as Vice President—Exploration, Northern Division from our inception in January 2002 through February 2006. From 1989 to 2001, Mr. Barrett served as Senior Geologist or Project Geologist in numerous Rocky Mountain basins for Barrett Resources Corporation, prior to the acquisition of that company by The Williams Companies. He served as Senior Geologist with The Williams Companies from August 2001 through December 2001. From 1987 to 1989, Mr. Barrett was a general partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a contract project and field geologist for Barrett Resources.

Kurt M. Reinecke. Mr. Reinecke has served as Senior Vice President—Exploration, Southern Division since March 2006 and previously served as Vice President—Exploration, Southern Division from our inception in January 2002 through February 2006. From 1985 to 2001, Mr. Reinecke served as a Senior Exploration Geologist or Operations Geologist in numerous Rocky Mountain and Mid-Continent basins for Barrett Resources Corporation, prior to the acquisition of that company by The Williams Companies.

Wilfred R. (Roy) Roux. Mr. Roux has served as Senior Vice President—Geophysics since March 2006 and previously served as Vice President—Geophysics from February 2002 through February 2006. Prior to joining us, Mr. Roux was employed by Barrett Resources and The Williams Companies from July 1995 until January 2002, including as Senior Geoscientist and Senior Geophysicist. Mr. Roux’s responsibilities with us include overseeing our implementation and use of technology and geophysical data.

Huntington T. Walker. Mr. Walker has served as Senior Vice President—Land since March 2006 and previously served as Vice President—Land from our inception in January 2002 through February 2006. From June 1981 through December 2001, Mr. Walker was self employed in the oil and gas industry as an independent landman performing consulting work for various clients, including Barrett Resources, and investing in oil and gas properties for his own account. From May 1979 through June 1981, Mr. Walker was employed by Hunt Energy Corporation in its Denver office.

Lynn Boone Henry. Ms. Henry has served as a Vice President since January 2005 and currently serves as Vice President—Reserves and Planning. From October 2003 until January 2005, Ms. Henry served as our Reservoir Engineering Manager. From January 2003 until October 2003, Ms. Henry served as the Senior Reservoir Engineer for our Wind River Basin team. From January 2002 until joining us in January 2003, Ms. Henry was an independent consultant on reservoir engineering projects for various Rocky Mountain exploration and production companies. From 1998 until 2002, Ms. Henry served as a Reserves Manager and Project Manager for Cody Energy, LLC in Denver.

David R. Macosko. Mr. Macosko has served as Vice President—Accounting since May 2006 and previously served as our Controller beginning in June 2005 and as Manager Operations Accounting from 2003 until May 2005. Prior to joining us, Mr. Macosko owned and operated his own franchise business from 2000 until 2002 and served in various accounting capacities and officer positions at other oil and gas companies.

Duane J. Zavadil. Mr. Zavadil has served as Vice President—Government and Regulatory Affairs since January 2005. From the time that he joined us in July 2002 until January 2005, Mr. Zavadil served as our Government and Regulatory Affairs Manager. From 1994 until July 2002, Mr. Zavadil served as the Environmental, Health and Safety Manager with Barrett Resources Corporation and its successor, The Williams Companies. Mr. Zavadil was a consultant providing environmental and regulatory services to the oil and gas industry from 1984 through 1994.

Kevin Finnegan. Mr. Finnegan has served as our Vice President—Information Systems since March 2006. He previously served as our Director of Information Systems from July 2002 through February 2006. Mr. Finnegan served as IT Project Manager and IT Network Manager for AT&T Wireless Services Corporation from September 1996 until July 2002, and previously served as the IT Network and Telecommunications Administrator for Barrett Resources and as Electronic System—Test Engineer and Technician for Martin Marietta Corporation.

Outside Directors

James M. Fitzgibbons. Mr. Fitzgibbons has been a director since July 2004. Mr. Fitzgibbons also has served as a Director/Trustee of Dreyfus Laurel Funds, a series of mutual funds, since 1994. From January 1998 until 2001, Mr. Fitzgibbons served as Chairman of the Board of Davidson Cotton Company. From January 1994 until it was sold in August 2001, Mr. Fitzgibbons served as a director of Barrett Resources, for which he also served as a director from July 1987 until October 1992. From October 1990 through December 1997, Mr. Fitzgibbons was Chairman of the Board and Chief Executive Officer of Fieldcrest Cannon, Inc.

Randy A. Foutch. Mr. Foutch has served as a director since July 2006. Mr. Foutch is an experienced oil and gas executive with extensive geologic and engineering experience. In March 2007, Mr. Foutch began serving as a director of Helmerich & Payne, which is primarily engaged in contract drilling of oil and gas wells for others. He founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until its sale to Pogo Producing Company in May 2006. Previously, Mr. Foutch founded Lariat Petroleum, Inc. in 1996 and served as President until January 2001, when it was sold to Newfield Exploration, Inc. He then served as President and CEO of Newfield Exploration Mid-Continent Inc. and Vice President of Newfield Exploration Inc. Prior to founding Colt Resources in 1991, Mr. Foutch was Rocky Mountain Regional Manager for Anschutz Company and Vice President of Exploration for Dyco Petroleum. Mr. Foutch also serves on several nonprofit and private industry boards.

Jeffrey A. Harris. Mr. Harris has been a director since 2002. Mr. Harris has served since 1988 as a Managing Director of Warburg Pincus LLC, which he joined in 1983. Mr. Harris’ responsibilities include involvement in investments in energy, technology and other industries. Mr. Harris is a director of Knoll Inc., a designer and manufacturer of branded office furniture products and textiles, and Nuance Communications, Inc., a provider of speech and imaging solutions for businesses and consumers, both of which companies are publicly traded, as well as numerous private companies.

Roger L. Jarvis. Mr. Jarvis has been a director since 2002. Mr. Jarvis served as President, Chief Executive Officer and Director of Spinnaker Exploration Company from 1996 until December 2005 and as Chairman of the Board of Spinnaker from 1998 until December 2005, when Spinnaker was acquired by Norsk Hydro ASA. From 1986 to 1994, Mr. Jarvis served in various capacities with King Ranch Inc. and its subsidiary, King Ranch Oil and Gas, Inc., including Chief Executive Officer, President and Director of King Ranch Inc. and Chief Executive Officer and President of King Ranch Oil and Gas, Inc., where he expanded its activities in the Gulf of Mexico. Mr. Jarvis has served as a director of National-Oilwell Varco, Inc. since 2002. Mr. Jarvis is not standing for re-election and his term as director will expire after the May 9, 2007 annual meeting.

Philippe S.E. Schreiber. Mr. Schreiber has been a director since February 2002. Mr. Schreiber is an independent lawyer and business consultant. Mr. Schreiber served as a director of Barrett Resources from 1985 until 2001. From August 1985 through December 1998, he was a partner of, or of counsel to, the law firm of Walter, Conston, Alexander & Green, P.C. in New York, New York, which subsequently merged with Alston & Bird of Atlanta. Since 1991, Mr. Schreiber has served as a director of the United States principal affiliate of The Mayflower Corporation plc (in Administration), which was a publicly-listed company in the United Kingdom until it filed for creditor protection in April 2004. The United States affiliated companies of The Mayflower Corporation plc (in Administration) are not subject to any bankruptcy or creditor protection proceedings and Mr. Schreiber has not served as an officer or director of The Mayflower Corporation plc (in Administration). Mr. Schreiber also has served since February 2005 as a director of Cap Energy Limited, an English company that invests in U.S. oil and gas prospects, and since January 2006 as a director and officer of its CAP Energy USA, Inc. subsidiary. Mr. Schreiber also serves as a director of other private companies.

Randy Stein. Mr. Stein has served as a director and the chair of our audit committee since July 2004. Mr. Stein is a self-employed tax and business consultant. From July 2000 until its sale in June 2004, Mr. Stein was a director of Westport Resources Corporation, a Denver based oil and natural gas exploration and development company, where Mr. Stein served as the chair of the audit committee. Mr. Stein served from 2001 through 2005 as a director of Koala Corporation, a Denver based public company engaged in the design, production and marketing of family convenience products, where he served on the audit and compensation committees. Mr. Stein has served as a director and chairman of the audit committee of Denbury Resources Inc., a Dallas based, publicly traded, independent oil and gas company, since January 2005. He also was a principal at PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, from November 1986 to June 30, 2000.

Michael E. Wiley. Mr. Wiley has served as a director since January 2005. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes from August 2000 to February 2004. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley served as a director of Spinnaker Exploration Company from 2001 through 2005. Mr. Wiley is a director of Tesoro Corporation and Post Oak Bank, NA. He is Senior Energy Advisor for Katzenbach Partners, LLC. He also serves on the Advisory Board of Riverstone Holdings LLC.

Beneficial Owners of Securities

The following table and footnotes show information as of February 23, 2007, except as otherwise noted, regarding the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Robert W. Howard, who became our Chief Financial Officer and Treasurer on March 30, 2007, is not included in the table because he was not an employee at February 23, 2007.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202.

In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we assumed that all shares issuable upon exercise of options or the vesting of restricted shares on or prior to April 24, 2007 are exercised or vested by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other persons.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (1)
5% Stockholders:
Warburg Pincus Private Equity VIII, L.P. 466 Lexington Avenue New York, NY 10017	10,081,278	(2)	22.8%

State Farm Mutual Automobile Insurance Co. One State Farm Plaza Bloomington, IL 61710	4,369,463	(3)	9.9%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	4,110,697	(4)	9.3%

Capital Research and Management Company. 333 South Hope Street Los Angeles, CA 90071-1406	3,826,500	(5)	8.6%

AMVESCAP PLC. 11 Greenway Plaza, Suite 100 Houston, TX 77046-1173	2,626,656	(3)	5.9%
Executive Officers and Directors:
Fredrick J. Barrett	296,953	(6)	*
Terry R. Barrett	196,169	(7)	*
Francis B. Barron	58,376	(8)	*
James M. Fitzgibbons	31,085	(9)	*
Randy A. Foutch	—		—
Jeffrey A. Harris	10,081,278	(2)	22.8%
Joseph N. Jaggers	45	(10)
Roger Jarvis	45,614	(11)	*
Kurt M. Reinecke	182,880	(12)
Philippe S.E. Schreiber	66,699	(13)	*
Randy Stein	8,000	(9)	*
Michael E. Wiley	10,500	(9)	*
All executive officers and directors as a group (18 persons)	11,444,451(2) through (14)		25.5%

*	Less than 1%
(1)	Based on an aggregate of 44,269,159 shares of common stock issued and outstanding as of February 23, 2007.
(2)	Consists of shares directly owned by Warburg Pincus Private Equity VIII, L.P., including three related limited partnerships. Warburg Pincus & Co. serves as the sole general partner of Warburg Pincus Private Equity VIII, L.P. and that limited partnership is managed by Warburg Pincus LLC. Our director, Jeffrey A. Harris, is a general partner of Warburg Pincus & Co. and a member and managing director of Warburg Pincus LLC. All shares indicated owned by Mr. Harris are included because of his affiliation with the Warburg Pincus entities. Mr. Harris disclaims beneficial ownership of all the shares of common stock held by Warburg Pincus Private Equity VIII, L.P. and its affiliates. The 10,081,278 shares are included three times in the table under the beneficial ownership of each of Mr. Harris, Warburg Pincus Private Equity VIII, L.P. and all executive officers and directors as a group.
(3)	Based solely on information as of December 31, 2006 included in a Schedule 13G filed with the Securities Exchange Commission (“SEC”) on February 14, 2007.
(4)	Based solely on information as of December 31, 2006 included in a Schedule 13G filed with the SEC on February 13, 2007.
(5)	Based solely on information as of December 29, 2006 included in a Schedule 13G filed with the SEC on February 12, 2007.
(6)	Includes 99,471 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 24, 2007 and 259 shares in Mr. F. Barrett’s Company 401(k) account.
(7)	Includes 64,208 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 24, 2007 and 201 shares in Mr. T. Barrett’s Company 401(k) account.
(8)	Includes 32,634 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 24, 2007, 878 shares held by Mr. Barron as custodian for his minor children, and 256 shares in Mr. Barron’s Company 401(k) account.
(9)	Includes 7,500 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 24, 2007.
(10)	Consists of common stock in Mr. Jaggers’ Company 401(k) account.
(11)	Includes 41,321 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 24, 2007.
(12)	Includes 64,471 shares of common stock issuable upon exercise of options held by Mr. Reinecke that have vested or that will vest on or before April 24, 2007, 117,869 shares held by a trust for which Mr. Reinecke serves as a trustee, and 192 shares in Mr. Reinecke’s Company 401(k) account.
(13)	Includes 39,174 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 24, 2007 and 21,085 shares owned by Mr. Schreiber’s spouse.
(14)	Includes 566,423 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 24, 2007 for all directors and executive officers as a group.

CORPORATE GOVERNANCE

Set forth below in question and answer format is a discussion about our corporate governance policies and practices and other matters relating to our Board and its committees.

General

Have you adopted corporate governance guidelines?

Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession and performance evaluations of our Board.

Have you adopted a code of business conduct and ethics?

Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer and controller or chief accounting officer.

How can I view or obtain copies of your corporate governance materials?

Current copies of the guidelines and codes mentioned above as well as the charters for each standing committee of our Board are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com and then to the “Investor Relations” tab and then to the “Corporate Governance” tab. We also will provide stockholders with a free copy of these materials upon request. Requests may be made by mail, telephone or the Internet as follows:

Bill Barrett Corporation

Attention: Corporate Secretary

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

http://www.billbarrettcorp.com

Board of Directors

How many independent directors do you have? How do you determine whether a director is independent?

Our Board affirmatively determined that six of the nine current directors (five of the eight directors continuing after the annual meeting) are “independent” as that term is defined by NYSE rules. The six current directors determined to be independent are Messrs. Fitzgibbons, Foutch, Harris, Jarvis, Schreiber and Stein. In making this determination, the Board of Directors considered the directors’ relationships with us, including commercial relationships with and stock ownership by entities affiliated with the directors, and the specific provisions of the NYSE corporate governance standards that would make a director not independent, including those reported below under “Interests of Management and Others in Certain Transactions.” The purpose of this review was to determine whether any of these relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of these transactions and relationships, that all of the directors nominated for election at the annual meeting are independent of our company under the standards set forth by the NYSE, with the exception of Joseph N. Jaggers, who is a management employee of our company. There is no family relationship between any of the nominees for director or between any nominee and any executive officer of our company.

How many times did your Board meet last year?

Our Board met in person or by conference telephone seven times during 2006.

Did any of your directors attend fewer than 75% of the meetings of your Board and that director’s assigned committees during 2006?

No. All directors attended at least 75% of the meetings of our Board and assigned committees during 2006.

How many of your directors attended the 2006 annual meeting of stockholders?

All of our current directors attended and were introduced during our 2006 annual meeting of stockholders. We strongly encourage our directors to attend annual meetings, but we do not have a formal policy regarding attendance.

Do your non-management directors and independent directors meet in executive session?

Yes, our non-management directors and independent directors meet separately at least quarterly—usually at each regularly scheduled meeting of our Board. Mr. Wiley is a non-management director who is not independent because his daughter is employed by our independent auditors, working in their risk consulting group in an office outside of Denver. Our corporate governance guidelines provide that the presiding director position for executive sessions will rotate among the Chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

How can interested parties communicate directly with your non-management directors?

Stockholders and other interested parties who are interested in communicating directly with the non-management directors may write the non-management directors at our corporate headquarters. Similarly, stockholders and other interested parties who would like to communicate directly with the entire Board of Directors may direct their questions or comments to the Board of Directors in care of the corporate Secretary at our headquarters. Our corporate Secretary will forward all correspondence to the Board of Directors. Executive officers of the Company may have access to these communications with the Board of Directors except in instances in which the charters of a committee of the Board of Directors or the Company’s Code Of Business Conduct and Ethics requires anonymity.

How are your directors compensated?

See “Executive Compensation—Director Compensation” for information about our director compensation.

Committees

Does your Board have any standing committees?

Yes, our Board presently has the following standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee

Each of these committees is composed entirely of independent directors. From time to time, the Board may appoint other committees or subcommittees for specific purposes.

Has your Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?

Yes, our Board has adopted a charter for each of these committees. Current copies of the charters are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com and then to the “Investor Relations” tab and then the “Corporate Governance” tab. We also will provide stockholders with a free copy of the charters upon request. See “—General—How can I view or obtain copies of your corporate governance materials?” for information about requesting copies from us.

Audit Committee

What does the Audit Committee do?

The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	the integrity of our financial statements;

•	our independent public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent public accountants; and

•	our compliance with legal and regulatory requirements, including our internal controls.

The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual proxy statement.

Who are the members of the Audit Committee?

The Audit Committee currently consists of James M. Fitzgibbons, Randy A. Foutch, Philippe S.E. Schreiber and Randy Stein, with Mr. Stein serving as Chair.

Does the committee have an audit committee financial expert?

Yes, our Board has determined that Mr. Stein meets the qualifications of an “audit committee financial expert” as defined by SEC rules. Our Board has determined that all members of the Committee are independent of our company under the standards set forth by the NYSE.

How many times did the Audit Committee meet last year?

The Audit Committee held nine meetings in person or by conference telephone during 2006.

Compensation Committee

What does the Compensation Committee do?

The primary purposes of the Compensation Committee are:

•	reviewing, evaluating and approving the compensation of our executive officers and other key employees;

•	reviewing and discussing our compensation disclosure and analysis with management and recommending its inclusion in our proxy statement; and

•	producing a report on executive compensation each year for inclusion in our annual proxy statement.

The Compensation Committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Who are the members of the Compensation Committee?

The Compensation Committee currently consists of James M. Fitzgibbons, Jeffrey A. Harris, Roger L. Jarvis, and Philippe S. E. Schreiber, with Mr. Harris serving as Chair. We may appoint another member of the Compensation Committee after Mr. Jarvis steps down after our 2007 annual meeting of stockholders.

How many times did the Compensation Committee meet last year?

The Compensation Committee held eight meetings in person or by conference telephone during 2006.

What are the Compensation Committee’s processes and procedures for consideration and determination of executive compensation?

Executive compensation is reviewed at least annually by the Compensation Committee. With limited exceptions, the Compensation Committee makes all decisions regarding the compensation of our executive officers in February of each year. These decisions include adjustments to base salary, grants of cash bonuses, and grants of equity awards. See “Executive Compensation—Compensation Discussion and Analysis” for more information regarding the Compensation Committee’s processes and procedures for consideration and determination of executive compensation.

Nominating and Corporate Governance Committee

What does the Nominating and Corporate Governance Committee do?

The primary purposes of the committee are:

•	identifying, evaluating and recommending qualified nominees to serve on our board of directors;

•	developing and overseeing our internal corporate governance processes; and

•	maintaining a management succession plan.

The primary purposes of the Nominating and Corporate Governance Committee are:

•	identifying, evaluating and recommending qualified nominees to serve on our Board of Directors;

•	developing and overseeing our internal corporate governance processes; and

•	maintaining a management succession plan.

Who are the members of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee currently consists of Randy A. Foutch, Jeffrey A. Harris, Roger L. Jarvis, and Randy Stein, with Mr. Harris serving as chair.

How many times did the committee meet last year?

The committee held five meetings in person or by conference telephone during 2006.

What guidelines does the Nominating and Corporate Governance Committee follow when considering a director nominee for a position on your Board?

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the Nominating and Corporate Governance Committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills and experience in the context of the needs of our Board. The Nominating and Corporate Governance Committee is likely to consider whether a prospective nominee has relevant business or financial experience or a specialized expertise.

Does the Nominating and Corporate Governance Committee consider candidates for your Board submitted by stockholders and, if so, what are the procedures for submitting such recommendations?

Yes, the Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Nominations from stockholders will be considered on the same basis as nominees from other sources. Any such suggestions, together with appropriate biographical information, should be submitted to the chair of the Nominating and Corporate Governance Committee, c/o Francis B. Barron, Secretary, Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202. For the complete requirements for nominations, see below, “What is the process a stockholder must follow to nominate a director?”.

What is the process a stockholder must follow to nominate a director?

Our bylaws (the “Bylaws”) provide that nominations for the election of directors may be made by or at the direction of the Board of Directors, which has directed the Nominating and Corporate Governance Committee to make nominations, or by any stockholder entitled to vote for the election of directors who has complied with the notice procedures of the Bylaws. To be considered, nominations by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice of nomination of directors by a stockholder must set forth the following information, which will be considered by the Nominating and Corporate Governance Committee in determining whether to nominate the candidate for consideration for election as a director:

•	the name, age, business address and, if known, residence address of each nominee proposed in the notice;

•	the principal occupation or employment of each such nominee for the five years preceding the date of the notice;

•	the number of shares of our stock that are beneficially owned by each nominee;

•	any arrangement, affiliation, association, agreement or other relationship of the nominee with any of our stockholders;

•	any other information required by Regulation 14A under the Securities Exchange Act to be disclosed in solicitations for proxies for the election of nominees for director;

•	the nominee’s written consent to serve as a director if elected; and

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as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of our shares that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee or nominees.

The chairman of any meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Jeffrey A. Harris, Chair

James M. Fitzgibbons

Roger L. Jarvis

Philippe S. E. Schreiber

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. After the review, the Compensation Committee recommended the inclusion of this compensation discussion and analysis in this proxy statement. See “Compensation Committee Report”.

Overview of Our Performance

Our financial and operational highlights for the year ended December 31, 2006 are summarized below:

•	We increased production by 32% over 2005

•	We increased net income to $62.0 million in 2006, a 160% increase over 2005

•	We added approximately 139.5 Bcfe in proved reserves, increased our proved reserves by approximately 26% from year-end 2005 and replaced approximately 267% of 2006 production

•	We had exploration success in the Uinta and Wind River Basins and improved recoveries and lowered costs in the Uinta and Piceance Basins

Compensation Philosophy and Objectives of Compensation Programs

Philosophy

Our Compensation Committee seeks to encourage growth in our oil and natural gas reserves, production, cash flow and profitability in order to enhance stockholder value. To achieve these objectives, we believe it is critical to create and maintain compensation opportunities that attract and retain committed, highly qualified personnel by providing appropriate rewards and incentives.

Elements of Compensation

To achieve those goals, we believe that the compensation of all employees, including executive officers, should include the following components:

•	A base salary that is competitive with compensation offered by other oil and natural gas exploration and production companies with whom we compete

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Annual incentive compensation in the form of cash bonuses to reward achievement of company-wide objectives, individual responsibility and productivity, high quality work and impact on our results, including company-wide performance and profitability

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An opportunity for an individual’s total compensation to exceed industry averages based on rewarding outstanding performance for increasing stockholder value through the use of both cash bonuses and equity awards

•	Equity awards to reward performance, to provide incentive to increase stockholder value and thus total compensation, and as a retention device through vesting provisions over time

•	Case-specific compensation arrangements to accommodate individual circumstances or non-recurring situations as appropriate

Allocation among these components varies to address specific needs of individuals and circumstances. For example, additional long term incentives in the form of equity awards may be needed to attract candidates from other companies or to retain employees or officers being solicited by competitors. We also recognize that individual pay or benefits levels should reflect experience and our performance and needs. While we seek to differentiate in the compensation of employees in order to reward superior performance and higher levels of responsibility, we also believe it is necessary to review compensation of our employees in similar positions or at similar levels of management in order to retain qualified employees in the face of competition in the oil and gas industry and for good employee relations.

Performance Evaluations

In determining salary, bonus and equity amounts, the Compensation Committee also considered the evaluations of the named executive officers prepared by the Chief Executive Officer and Chief Operating Officer, with the exception of the evaluation of the Chief Executive Officer, who was evaluated by the Compensation Committee. These individual evaluations focused on the significant accomplishments, individual performance levels, work quality, management skills and opportunities for improvement for each of the named executive officers.

Compensation Target Criteria

In determining compensation levels and payouts, among the factors the Compensation Committee considered were threshold, target and stretch goals for the criteria summarized below. Some of the criteria are reviewed over both a one-year and multi-year periods. Threshold goals are goals that are expected to be met and, where these goals overlap with measures for which we have given public guidance (net production, general and administrative expense, lease operating expenses and gathering expenses, and capital expenditures), the threshold goals are at the low end of those public guidance ranges that we published in the beginning of the year. Target goals are goals that are believed to be achievable with additional effort or performance and are generally at the mid-range of our public guidance, and stretch goals are goals that are believed to be capable of being met with extraordinary efforts and are above our published guidance. In some cases our guidance may be adjusted based on changes in our business, such as increased costs or commodity prices or as a result of an acquisition or disposition, and this relationship would change in those cases. The criteria included in the goals approved by the Compensation Committee for 2006, which were not weighted or prioritized, are summarized below. For those criteria that match our public guidance, we have included the guidance range published in January 2006 and our actual 2006 results in parentheses.

•	Net oil and gas production (January 2006 Guidance—43.5 to 46.0 Bcfe; Actual—52.1 Bcfe)

•	Discretionary cash flow

•	Lease operating expenses and gathering expenses on both an aggregate and unit of production basis (January 2006 Guidance – Aggregate—$41 to $45 million; Actual—$45 million)

•	General and administrative expenses on both an aggregate and unit of production basis (January 2006 Guidance—Aggregate—$26 to $28 million; Actual—$28 million)

•	Net capital expenditures excluding acquisitions (January 2006 Guidance—Aggregate—$350 million; Actual—$328 million)

•	Net proved reserve additions

•	Reserve additions from exploration success

•	Finding and development costs

•	New exploration prospects

•	Acquisition bids

•	Completed divestitures

•	Proceeds from divestitures

For 2006, we met all stretch goals except for general and administrative expenses, reserve additions from exploration success, discretionary cash flow, aggregate lease operating and gathering expenses, and capital expenditures. All of these goals were achieved between our target and stretch goals, except for the aggregate lease operating and gathering expenses, which were between our threshold and target goals due to our higher than projected production.

Pay-for-Performance

While we review many criteria, which are described below, to attempt to measure performance, final compensation decisions are ultimately subjective and specific compensation levels are not based on pre-established formulas. We believe this approach is appropriate because the nature of our business is such that an individual can successfully perform his or her duties but measurable goals may not be met due to circumstances outside of his or her control, such as commodity prices, outside service provider costs, regulatory delays and other risks of the oil and gas exploration and production industry. We believe that, over the long term, the portion of compensation that consists of equity awards provides performance-based incentives related to increases in stock value over time and also serves as a retention device because the total value of these awards may only be realized over a four-year period if the employee continues to be employed by us over that period. We believe that equity awards are an appropriate measure to use to provide incentive to our executives because equity most closely aligns executives’ interests with those of our stockholders. Also, we generally believe that our stock price is a fair measure of our long-term financial and operational performance.

Going forward, for officers and certain managers, we plan to include vesting provisions on some of our equity awards that are based on achieving performance goals. The Compensation Committee will approve the performance criteria and determine whether we have adequately met these measures. We currently anticipate that equity awards made in 2007 will apply these performance criteria to restricted share grants to officers representing 50% of the value of equity awards to officers although performance based grants to individual officers may be more or less than 50% of the value of their individual equity grants. The option grants to officers and senior managers in February 2007, which included options to purchase a total of 225,000 shares granted to the named executive officers, were intended to represent 50% of the value of equity awards to officers and senior managers so that these senior level employees do not realize any value from the award if the stock price after vesting is below the stock price on the date of grant. The Compensation Committee intends to meet in May 2007 to consider the terms of performance share grants for 2007 and the amount of individual grants for officers and senior managers.

Compensation Consultants and Benchmarking Surveys

In its consideration of the appropriate methods, levels and allocations of compensation for our officers, the Compensation Committee receives data from specialist compensation consultants about compensation practices and levels of compensation used by other companies within the oil and gas industry. During its meetings in February 2007, the Compensation Committee reviewed 2006 executive compensation and determined 2006 bonuses and 2007 officer salaries, and a portion of the anticipated equity awards for 2007. During its meetings in

February 2006, the Compensation Committee reviewed 2005 compensation and determined 2005 bonuses and executive salaries and equity awards for 2006. In connection with the matters considered at the February 2007 meetings, the Compensation Committee engaged Watson Wyatt International to review compensation practices and levels of compensation used by other independent oil and gas exploration and production companies and Watson Wyatt consulted with the Chair of the Compensation Committee on these matters. The Compensation Committee also reviewed industry data for executive and other employee positions compiled by Effective Compensation, Inc. (“ECI”), a compensation consulting firm, in connection with its determinations at the February 2006 and February 2007 meetings.

Our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer and Senior Vice President—General Counsel were involved in gathering data about our compensation practices, discussing peer companies with Watson Wyatt, providing the scope of items to be reviewed, and responding to questions from Watson Wyatt. In February 2007, these executive officers recommended to the Compensation Committee the salary, bonus and equity compensation levels of officers other than the Chief Executive Officer. After considering the information described in this compensation discussion and analysis, including information provided by our consultants and the recommendations of our executive officers, the Compensation Committee determines the levels and allocation of compensation among cash (salary and bonus) and equity (stock options and restricted stock awards) for our Chief Executive Officer and other officers.

Peer Group

In addition to individual performance criteria and position-specific considerations, the Compensation Committee considered the compensation levels of other independent exploration and production companies in determining compensation for executive officers and other senior level employees. These other companies consisted of:

•	Berry Petroleum Company

•	Cabot Oil & Gas Corporation

•	Denbury Resources Inc.

•	Encore Acquisition Company

•	Energy Partners, Ltd.

•	Petroleum Development Corporation

•	Plains Exploration & Production Company

•	Quicksilver Resources Inc.

•	Southwestern Energy Company

•	St. Mary Land & Exploration Company

•	Stone Energy Corporation

•	Swift Energy Company

•	Ultra Petroleum Corp.

•	Whiting Petroleum Corporation

These companies were recommended by management and Watson Wyatt and selected by the Compensation Committee and Watson Wyatt based on a combination of factors including size, revenues, geographic footprint, operational focus and life cycle. After initial discussions, other companies were eliminated from the peer group due to their larger size, based primarily on annual revenue compared to ours, and some of the companies above were specifically added to the peer group based on the suggestion of Watson Wyatt.

Discussion of Compensation Elements and Performance Criteria

Base Salary

As described above under “—Elements of Compensation”, executive officer salaries are reviewed by the Compensation Committee on an annual basis and are set for individual executive officers based on subjective evaluations of each individual officer’s performance, our company’s performance, and a comparison to salary ranges for executives holding comparable positions at other independent oil and gas exploration and development companies. Through these criteria, the Compensation Committee and management believe that base salaries are set in a manner that is both competitive and reasonable within our industry and that allow us to attract and retain qualified executives in the face of competition from other independent oil and gas exploration and production companies. Based on these considerations, at the February 2006 and 2007 meetings, and in July 2006 when Mr. Jaggers was hired as Chief Operating Officer and President, the Compensation Committee set the following annual salaries:

Name	2006 Salary	2007 Salary
Fredrick J. Barrett	$333,000	$375,000
Francis B. Barron	$222,500	$245,000
Joseph N. Jaggers	$325,000	$358,000
Kurt N. Reinecke	$168,000	$191,520
Terry R. Barrett	$168,000	$191,520

Annual Incentive Compensation

Bonuses

The Compensation Committee believes that cash bonuses are an appropriate way to reward strong corporate and individual performance. The Compensation Committee considers on an annual basis whether to pay cash bonuses to some or all of our employees, including our executive officers. The Compensation Committee approves the total amount of bonuses to all employees and the individual bonuses to each executive officer. In February 2007, the Compensation Committee approved the payment of bonuses to our executive officers based on 2006 performance, including the achievements discussed above under “—Overview of Our Performance” and below under “—Compensation Target Criteria”, and individual performance. While the Compensation Committee considers Company and individual performance, including the information described in “—Compensation Target Criteria” below, the bonuses are awarded at the discretion of the Compensation Committee, and the specific bonus levels are not subject to pre-established or fixed goals or formulas. Our reasons for this approach are described above under “—Pay-for-Performance”. The amounts of these bonuses appear below in the “Summary Compensation Table” under the column “Bonus”.

Equity Awards

The Compensation Committee grants stock options and restricted stock to officers and other employees as a means of providing long-term incentives to our employees and as a retention tool. The Compensation Committee believes that stock option and restricted stock grants create incentives for increased performance by our employees, including our executive officers, by providing the opportunity for executive officers and other employees to receive added compensation as a result of increases in the value of our common stock. Any increases in the value of our common stock would also benefit all stockholders, thereby aligning our employees’ interests with those of our stockholders. The exercise price for our stock options is the fair market value of our common stock on the date those options are granted. See below, “—Timing of Equity Awards”.

Decisions concerning the granting and amounts of stock option and restricted stock awards are made based on the employment level of the individual or on the area in which the person works in order to provide appropriate incentives. The criteria used to determine amounts are similar to those used in making decisions concerning cash bonus awards as discussed in the previous section. The equity awards also have vesting requirements to enhance employee retention and to provide incentive to increase stockholder value over a multi-year period. The Compensation Committee approved option grants to all new employees, including new officers, during 2005 and 2006. All previously hired employees already held options. Therefore, all current employees hold stock or stock options. In February 2007, the Compensation Committee approved the issuance of stock options to our officers and senior managers and restricted stock to certain of our other employees. The awards vest 25% on each of the first four anniversaries of the date of grant. As described above under “—Pay-For-Performance”, the Compensation Committee intends to meet in May 2007 to consider the terms of performance share grants for 2007 and the amount of individual grants for officers and senior managers. For additional information concerning equity awards, see “—Timing of Equity Awards” below.

401(k) Retirement Savings Plan

We do not have a defined benefit pension plan. We do maintain an employee retirement savings plan, the 401(k) Plan, to provide an additional means of attracting and retaining qualified employees by providing tax-advantaged opportunities for employees to save for retirement or future events. Under the 401(k) Plan, we will contribute on behalf of each employee 100% of the contribution made by that employee, up to a maximum company contribution of 6% of the employee’s gross salary and cash bonus for a particular pay period. One-half of our matching contribution is paid in cash and one-half is paid in our common stock. All contributions to the 401(k) Plan are immediately vested. Participation in the 401(k) Plan is at the discretion of each individual employee, and the Compensation Committee is not involved in the administration of the 401(k) Plan. The named executive officers participate in the 401(k) Plan on the same basis as all other employees.

Deferred Compensation

We do not maintain any non-qualified deferred compensation arrangements with our executive officers or other employees other than our 401(k) plan.

Severance and Change in Control Agreements

Our named executive officers and other officers and senior managers are covered by change in control severance protection agreements. In order to be more competitive with other independent oil and gas exploration and production companies, these agreements were revised in November 2006 after discussions with and the approval of the Compensation Committee. The revisions included adding a tax “gross up” provision, increasing the multiple of compensation comprising the severance payment, and including a non-solicitation condition to prevent departing officers and senior managers from soliciting our employees, which management and the Compensation Committee believe would be detrimental to our company due to competition for qualified employees in the oil and gas industry. The agreements include the following material terms for senior vice presidents and above, including the named executive officers (collectively, the “Senior Officers”). Estimates of the payments that would be made using various assumptions are included in the table below under “Payments Upon Termination and Change in Control”.

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The agreements have a “double trigger” so that they are triggered when there is both a change in control of the Company and the person’s employment is terminated within one year after the change in control other than a termination by the Company for cause or by the Senior Officer without good reason. We believe that providing severance benefits in this situation is appropriate in order to ensure that our executive officers are committed to completing a transaction that may be in the best interests of our stockholders without the executive officer’s being concerned with his or her job security. In the event both triggers occur, Senior Officers will receive:

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A severance payment equal to three times the Senior Officer’s highest cash compensation, including bonus, paid during a consecutive 12 month period in any of the three years preceding the termination. This amount is payable in a lump sum.

•	Payment of a lump sum amount equivalent to the cost to continue all life, disability, accident and health insurance, or reasonably equivalent benefits, for 36 months after termination.

•	Payment of $7,500 for outplacement services to assist in obtaining new employment.

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An additional amount, or a tax “gross up” payment, equal to the amount, if any, of excise and related income tax payable by Senior Officers under the golden parachute provisions of the Internal Revenue Code. The payment of this “gross up” amount is intended to provide the Senior Officer with the full amount of the severance payment determined under the agreement.

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Our stock incentive plans for all employees provide for accelerated vesting of all unvested stock options and accelerated lapsing of all restrictions on restricted stock grants upon the occurrence of the change in control, regardless of whether the officer or employee is terminated.

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Upon termination of employment for any reason and not only after a change in control, the officer will not solicit any of our employees for a period of one year after the termination of the officer’s employment.

•	A requirement that the officer keep our nonpublic information confidential.

Generally, pursuant to the agreements, a change in control is deemed to occur if any of the following occur:

•	Someone acquires 30% or more of our common stock;

•

The individuals who are members of our Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board unless approved by a vote of at least two-thirds of the then Incumbent Board;

•	We consummate a merger, consolidation or reorganization, unless certain circumstances are met;

•	Our complete liquidation or dissolution; or

•	The sale or other disposition of all or substantially all of our assets.

Generally, a termination by the employee for “good reason” requires the following:

•	Assignment to the employee of duties inconsistent with, or a substantial alteration in the nature of, the employee’s responsibilities in effect immediately prior to the change in control;

•

A reduction in either the employee’s salary or target bonus (if a target bonus has been established for the employee) as each is in effect on the date of a change in control, or the discontinuance or material adverse alteration of any material pension, welfare or fringe benefit enjoyed by the employee on the date of a change in control;

•

Relocation of the employee’s place of employment to any place in excess of 50 miles from the employee’s place of employment immediately prior to the change in control without the employee’s written consent;

•	Material breach by the company of the change in control agreement that is not cured in the appropriate period; or

•	Failure by us to have our obligations under the change in control agreement assumed by any successor company.

Generally, “cause” means:

•

If the officer is party to an employment agreement or similar agreement with us and that agreement includes a definition of cause, the definition contained in that agreement (no officers currently have employment or similar agreements)

•	If no employment or similar agreement exists, it means

•	the officer’s failure to perform the duties reasonably assigned to him or her

•	our good faith finding of the officer’s dishonesty, gross negligence or misconduct

•	a material breach by the officer of any of our written employment policies or rules, or

•	the officer’s conviction for, or his or her plea of guilty or nolo contendere to, a felony or any other crime which involves fraud, dishonesty or moral turpitude.

Other Compensation

Our named executive officers receive health and life insurance benefits, transportation expense reimbursement of up to $75 per month, commuter bus and train passes, and reimbursement of a portion of health club dues at a health club adjacent to our Denver office on the same terms as all other employees.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits our ability to deduct compensation of more than $1 million that is paid to certain individuals. We believe that compensation paid under our compensation plans and arrangements are fully deductible for federal income tax purposes because we do not have any executive officers receiving annual base salary, bonus amounts and time-vested restricted stock in excess of $1 million. However, in certain situations in the future, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers or to attract or retain executive officers.

Stock Ownership Guidelines

We do not have formal stock ownership guidelines for officers, directors or other employees. We believe that the awarding of restricted stock grants and stock options provides appropriate alignment of interests of management with our stockholders without the need for formal stock ownership guidelines or requirements. The number of shares of our common stock beneficially owned by our named executive officers is shown below in “Beneficial Owners of Securities.”

Timing of Equity Awards

Our Compensation Committee has adopted a policy of granting equity awards at regular meetings of the Compensation Committee and to consider any annual grants of equity awards to officers and employees in the first quarter of each year so that the compensation information can be included in our Annual Report on Form 10-K or proxy statement. These annual grants typically are made in February after we issue a press release in January containing the production for the prior year, year end reserves for the prior year and guidance on capital expenditures, production, lease operating expense and gathering and transportation expense, and general and administrative expenses (excluding non-cash stock-based compensation expense) for the coming year. In February 2007, prior to the meetings of the Compensation Committee, we issued a press release, filed a Current Report on Form 8-K and conducted a live webcast of our investor day presentation in which we provided estimated 2006 revenues, our 2007 plans and guidance, and other information and responded to investors’ questions. Before making equity grants, the Compensation Committee seeks to confirm with management that there is no material nonpublic information so it may consider that information when making decisions as to the granting of equity. Awards for new employees, other than executive officers, may be granted at the regular quarterly meetings of the Compensation Committee or on a monthly basis by a subcommittee of the Compensation Committee that constitutes the Option Committee under our 2002 Stock Option Plan, 2003 Stock Option Plan, and 2004 Stock Incentive Plan consisting of Messrs. Fitzgibbons and Schreiber. Awards for new

executive officers are required to be made at a meeting of the Compensation Committee, called for that purpose, or at other regularly scheduled meetings of the Compensation Committee. Awards are not made by written consent.

The exercise price of options granted under our 2004 Stock Incentive Plan is equal to the closing price of our common stock on the New York Stock Exchange on the trading day immediately preceding the date of grant. This provision of the 2004 Plan complies with the manner of determining fair market value in connection with the granting of incentive stock options under the Internal Revenue Code and applicable regulations, which allows the board of directors of a company to determine fair market value using any reasonable valuation method. We believe using the closing price on the day before the date of grant is appropriate so the Compensation Committee knows what the exercise price will be for the awards it is approving. Our 2002 Stock Option Plan and 2003 Stock Option Plan provide that the exercise price cannot be less than the closing price on the date of grant, which also complies with the requirements of the Internal Revenue Code. We did not issue options under these plans in 2006.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of our chief executive officer, our chief financial officer and each of our next three most highly compensated executive officers serving as of December 31, 2006 (we refer to these five individuals, collectively, as the named executive officers) for the fiscal year ended December 31, 2006. In accordance with SEC rules, the table also includes compensation information for our former chief executive officer, former chief financial officer and a former senior vice president whose total compensation would have resulted in his being one of the other three most highly compensated executive officers had he been serving as of December 31, 2006. For additional information concerning the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (1)		All Other Compensation ($) (2)		Total ($)
Fredrick J. Barrett Chief Executive Officer (Principal Executive Officer)	2006	$317,154	$333,000	$33,825		$191,763		$14,753		$890,495

William J. Barrett Former Chief Executive Officer (former Principal Executive Officer)	2006	$120,449	$—	$—		$448,313		$27,234	(3)	$595,996

Francis B. Barron Chief Financial Officer (Principal Financial Officer); and Senior Vice President—General Counsel	2006	$219,254	$200,000	$33,368		$120,542		$14,558		$587,722

Thomas B. Tyree, Jr. Former Chief Financial Officer (former Principal Financial Officer)	2006	$221,731	$—	$28,665	(4)	$229,464	(4)	$14,255		$494,115

Joseph N. Jaggers Chief Operating Officer and President (5)	2006	$150,000	$292,500	$124,999		$247,389		$683		$815,571

Kurt Reinecke Senior Vice President— Exploration, Southern Division	2006	$165,231	$102,000	$17,989		$69,874		$11,316		$366,410

Terry Barrett Senior Vice President— Exploration, Northern Division	2006	$165,231	$126,000	$13,744		$67,251		$12,038		$384,265

Dominic J. Bazile II Former Senior Vice President—Operations and Engineering	2006	$127,769	$—	$47,628		$242,283		$121,460	(6)	$539,140

(1)	Reflects compensation expense recognized for financial statement reporting purposes for 2006 computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (“FAS 123R”), disregarding the estimate of forfeitures related to service-based vesting conditions, with respect to awards granted in 2006 and in prior years.

(2)	Includes the following amounts of our 401(k) matching contributions: Fredrick J. Barrett—$13,200; William J. Barrett—$0; Francis B. Barron—$13,155; Thomas B. Tyree, Jr.—$13,085; Joseph N. Jaggers—$0; Kurt Reinecke—$9,914; Terry Barrett—$10,486; and Dominic J. Bazile, II—$13,200. These amounts were paid one-half in cash and one-half in Company common stock.
(3)	Includes retirement gifts upon Mr. Barrett’s retirement on May 17, 2006 of a crystal plaque ($2,763), a painting ($7,000) and a watch ($16,863).
(4)	Mr. Tyree’s last date of employment with us was November 11, 2006. As a result, Mr. Tyree forfeited 3,900 nonvested equity shares of common stock and 89,448 stock options. In accordance with FAS 123R, there was no deduction taken for financial statement reporting purposes.
(5)	Mr. Jagger’s employment commenced on July 10, 2006.
(6)	Includes $107,250 of severance payments. Mr. Bazile’s last day of employment was August 25, 2006.

GRANTS OF PLAN-BASED AWARDS GRANTED DURING 2006

During 2006, we granted stock options and restricted shares to the named executive officers that are summarized below. In December 2005, the Compensation Committee approved the acceleration of the vesting of options held by Mr. William J. Barrett, our former Chief Executive Officer, upon his retirement in May 2006. In July 2006, the Compensation Committee approved the acceleration of the vesting of options and restricted shares held by Mr. Bazile upon the termination of his employment in August 2006. We do not have non-equity incentive plans and have not granted any performance based awards. Therefore, we have not included the columns for those types of plans in the table below. For additional information concerning the compensation paid to our named executive officers, including grants of equity awards, see “Compensation Discussion and Analysis” above.

Name	Grant Date	Approval Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Fredrick J. Barrett (PEO)
2004 Incentive Plan	2/22/2006	2/22/2006			40,000	$35.28	34.59	$436,067
2004 Incentive Plan	2/22/2006	2/22/2006		3,900				$137,592

William J. Barrett (former PEO)

Francis B. Barron (PFO)
2004 Incentive Plan	2/22/2006	2/22/2006			25,000	$35.28	34.59	$272,542
2004 Incentive Plan	2/22/2006	2/22/2006		3,200				$112,896

Thomas B. Tyree, Jr. (former CFO)
2004 Incentive Plan	2/22/2006	2/22/2006			40,000	$35.28	34.59	$436,067
2004 Incentive Plan	2/22/2006	2/22/2006		3,900				$137,592

Joseph N. Jaggers
2004 Incentive Plan	7/10/2006	7/7/2006	(2)		225,000	$27.96	27.20	$1,979,111
2004 Incentive Plan	7/10/2006	7/7/2006	(2)	35,765				$999,989

Kurt Reinecke
2004 Incentive Plan	2/22/2006	2/22/2006			16,200	$35.28	34.59	$176,607
2004 Incentive Plan	2/22/2006	2/22/2006		2,225				$78,498

Terry Barrett
2004 Incentive Plan	2/22/2006	2/22/2006			15,150	$35.28	34.59	$165,164
2004 Incentive Plan	2/22/2006	2/22/2006		1,700				$59,976

Dominic J. Bazile, II
2004 Incentive Plan	2/22/2006	2/22/2006			11,500	$35.28	34.59	$125,369
2004 Incentive Plan	2/22/2006	2/22/2006		1,350				$47,628
2002 Option Plan—Tranche A	6/21/2006	7/7/2006	(3)		441	$25.00	27.08	$—	(4)
2002 Option Plan—Tranche B	6/21/2006	7/7/2006	(3)		2,723	$0.41	27.08	$—	(4)

2004 Incentive Plan	6/21/2006	7/7/2006	(3)		18,750	$25.00	27.08	$—	(4)
2004 Incentive Plan	6/21/2006	7/7/2006	(3)		11,500	$35.28	27.08	$—	(4)
2004 Incentive Plan	6/21/2006	7/7/2006	(3)	1,350				$—	(4)

(1)

The equity awards issued in 2006 were granted pursuant to our 2004 Stock Incentive Plan. In accordance with that Plan, the exercise price of options and the value of restricted stock awards is equal to the closing price of our common stock on the trading day before the date of grant. The date of grant is the later of the date the Compensation Committee approves the grant or the date the recipient becomes an employee. As a result, the exercise price of options may differ from the closing price on the date of grant.

(2)	The Compensation Committee approved the grant on July 7, 2006; to be effective upon the commencement of Mr. Jaggers’ employment. Mr. Jaggers’ employment commenced on July 10, 2007. In accordance with FAS 123R, the grant date was set on July 10, 2006.
(3)	We entered into a severance agreement with Mr. Bazile on June 21, 2006 in which the vesting of all previously granted equity awards was accelerated. The Compensation Committee formally met and approved the modification on July 7, 2006. The grant date/modification date was set at June 21, 2006 in accordance with SFAS No. 123(R).
(4)	These equity awards were modified and the vesting accelerated based upon a severance agreement entered into between Mr. Bazile and us. No other terms of the awards were modified. The modification was accounted for in accordance with FAS 123R, resulting in no incremental fair value. However, the remaining unamortized grant-date fair value of the original awards was accelerated and recognized over the remaining requisite service period in 2006. This amount is included as 2006 compensation for Mr. Bazile under the Stock Awards and Option Awards columns on the Summary Compensation Table.
(5)	The amounts in the Grant Date Fair Value of Stock and Option Awards column were determined in accordance with FAS 123R. For additional information concerning our application of FAS 123R, see Note 10 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

The following table contains information with respect to the named executive officers concerning outstanding equity awards at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Fredrick J. Barrett
2002 Stock Option Plan—Tranche A(5)	59,641			$25.00	12/09/2011
2002 Stock Option Plan—Tranche B(5)	4,830			$0.41	09/10/2012
2004 Stock Incentive Plan	25,000	25,000	(1)	$25.00	12/09/2011
2004 Stock Incentive Plan		40,000	(2)	$35.28	02/22/2013
2004 Stock Incentive Plan						3,900	(3)	$106,119

William J. Barrett	—	—		—	—	—		—

Francis B. Barron
2002 Stock Option Plan—Tranche A(5)	4,174	2,784	(6)	$25.00	12/09/2011
2002 Stock Option Plan—Tranche B(5)	3,220	2,147	(6)	$2.14	03/04/2014
2003 Stock Option Plan	2,683	2,684	(7)	$4.66	03/04/2014
2004 Stock Incentive Plan	12,500	12,500	(1)	$25.00	12/09/2011
2004 Stock Incentive Plan		25,000	(2)	$35.28	02/22/2013
2004 Stock Incentive Plan						688	(4)	$18,720
2004 Stock Incentive Plan						3,200	(3)	$87,072

Thomas B. Tyree, Jr.
2002 Stock Option Plan—Tranche A(5)	91,244			$25.00	02/17/2007
2002 Stock Option Plan—Tranche B(5)	10,932			$0.41	02/17/2007
2004 Stock Incentive Plan	8,959			$25.00	02/17/2007

Joseph N. Jaggers
2004 Stock Incentive Plan		225,000	(2)	$27.96	07/10/2013
2004 Stock Incentive Plan						35,765	(3)	$973,166

Kurt Reinecke
2002 Stock Option Plan—Tranche A(5)	49,701			$25.00	12/09/2011
2002 Stock Option Plan—Tranche B(5)	3,220			$0.41	09/10/2012
2004 Stock Incentive Plan	7,500	7,500	(1)	$25.00	12/09/2011
2004 Stock Incentive Plan		16,200	(2)	$35.28	02/22/2013
2004 Stock Incentive Plan						2,225	(3)	$60,542

Terry Barrett
2002 Stock Option Plan—Tranche A(5)	49,701			$25.00	12/09/2011
2002 Stock Option Plan—Tranche B(5)	3,220			$0.41	09/10/2012
2004 Stock Incentive Plan	7,500	7,500	(1)	$25.00	12/09/2011
2004 Stock Incentive Plan		15,150	(2)	$35.28	02/22/2013
2004 Stock Incentive Plan						1,700	(3)	$46,257

Dominic J. Bazile, II	—	—		—	—	—		—

(1)	These options were granted on December 9, 2004 and vest 25% on the first four anniversaries of the date of grant.
(2)	These options were granted on February 22, 2006 and vest 25% on the first four anniversaries of the date of grant.
(3)	These nonvested restricted shares of common stock were granted on February 22, 2006 and vest 25% on the first four anniversaries of the date of grant.

(4)	These nonvested restricted shares of common stock were granted on March 9, 2005 and vest 25% on the first four anniversaries of the date of grant.
(5)	Tranche A and Tranche B options granted under the 2002 Stock Option Plan were subject to the following dual vesting provisions: (1) porportionate vesting if capital was raised from Series A and Series B investors (“equity vesting”), and (2) 40% on the first anniversary of the date of grant and 20% on subsequent anniversaries of the date of grant (“time vesting”). Options granted on or before February 3, 2003 had time vesting provisions of 20% on date of grant and 20% on each of the next four anniversaries of the date of grant. As of May 12, 2004, all options under the 2002 Stock Option Plan were equity vested and were only subject to time vesting.
(6)	These options were granted on March 4, 2004 and only have time vesting provisions remaining (see note (5) for further information on previous vesting provisions that these options were subject to). These options vest 40% on the first anniversary of the date of grant and 20% on subsequent anniversaries of the date of grant.
(7)	These options were granted on March 4, 2004 and vest 25% on the first four anniversaries of the date of grant.
(8)	These options were granted on February 23, 2003 and only have time vesting provisions remaining (see note (5) for further information on previous vesting provisions that these options were subject to). These options vest 40% on the first anniversary of the date of grant and 20% on subsequent anniversaries of the date of grant.

Option Exercises and Stock Vested in 2006

The following table contains information with respect to the named executive officers concerning option exercises and vesting of restricted stock during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Fredrick J. Barrett	—	$—	108,032	(2)	$825,246
William J. Barrett	118,486	$1,036,812	—		$—
Francis B. Barron	—	$—	229		$7,307
Thomas B. Tyree, Jr.	44,639	$978,546	85,876	(2)	$655,998
Joseph N. Jaggers	—	$—	—		$—
Kurt Reinecke	—	$—	108,032	(2)	$825,246
Terry Barrett	—	$—	108,032	(2)	$825,246
Dominic J. Bazile, II (1)	77,921	$507,019	109,382	(2)	$863,842

(1)	Includes amounts related to the acceleration of vesting of equity awards upon Mr. Bazile’s employment separation.
(2)	Includes the final vesting of management shares purchased upon our formation and subsequently subjected to vesting requirements by our institutional investors. See, “Interests of Management and Others in Certain Transactions—Investments in Our Company”.

Payments Upon Termination or Change in Control

The following table summarizes estimated payments that would be payable to our named executive officers assuming that their employment terminated on December 31, 2006 within one year following a change in control pursuant to the double trigger provisions of our severance protection agreements. No payment would be required in the event of a voluntary termination other than for good reason, a termination by us or our successor for cause or a termination by us before a change in control (unless the termination was within 30 days prior to the change in control in anticipation of the change in control). For a description of the terms of our change in control severance protection agreements, see above, “Compensation Discussion and Analysis—Discussion of Compensation Elements and Performance Criteria—Severance and Change in Control Agreements”.

Potential Payments Upon Termination After

A Change In Control Table

Name	Severance Payment (3 times salary and bonus) ($)	Value of Accelerated Equity Grants ($)(1)	Estimated Tax “Gross Up” Payment ($)(2)	Lump Sum Payment for Benefits ($)(3)	Lump Sum for Outplacement Services ($)	Total Estimated Benefit ($)
Fredrick J. Barrett	1,442,500	161,369	344,680	28,836	7,500	1,984,885
Francis B. Barron	1,017,438	253,920	128,099	28,836	7,500	1,435,793
Joseph N. Jaggers	1,852,500	973,166	191,654	28,836	7,500	3,053,655
Kurt N. Reinecke	801,000	77,117	168,828	28,836	7,500	1,083,281
Terry R. Barrett	714,000	62,832	132,506	28,836	7,500	945,674

(1)	Assuming the acceleration of unvested options and restricted stock grants held at December 31, 2006 based on the closing price of our common stock on the New York Stock Exchange on December 29, 2006, the last trading day before year end, of $27.21 per share.
(2)	The calculation for the tax reimbursement, or “gross up”, payment considers that, if the excess of the severance payment plus the value of accelerated equity grants, the outplacement services payment and the payment for continuation of benefits, over the five year average W-2 wages results in an excise tax pursuant to Internal Revenue Code Section 4999, a “gross up” payment be made to the named executive officers to reimburse the resultant excise tax and income tax on that amount.
(3)	Based on the cost to provide benefits on December 31, 2006.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our certificate of incorporation, bylaws and applicable law.

Director Compensation

Our directors who are not our employees and who were not previously nominated by the investors in our Series B preferred stock (“Outside Directors”) receive an annual retainer of $40,000 payable quarterly and a meeting attendance fee of $1,000 for each Board and committee meeting attended. The chair of the Audit Committee receives an additional annual retainer of $15,000 and a meeting attendance fee of $1,000 for substantive meetings with management and auditors, the chair of the Compensation Committee receives an additional annual retainer of $10,000, and the chairs of other committees receive an additional annual retainer of $5,000. Upon their initial election and on January 1 of each year, Outside Directors also receive options to purchase 10,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the trading day before the election of the new Outside Director or the date of grant. All these options vest 25% on each of the first four anniversaries of the date of grant, and terminate on the seventh anniversary of the date of grant. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. Beginning with the second quarter of 2007, Outside Directors may elect to receive their fees in the form of our common stock issued pursuant to our 2004 Stock Incentive Plan. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, will be delivered to each Outside Director who elected before that quarter to receive shares in payment of the director fees.

During 2006, the non-management directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
James M. Fitzgibbons	$47,000	$47,577	$94,577
Randy Foutch	$21,500	$11,301	$32,801
Jeffrey A. Harris	$—	$—	$—
Roger Jarvis	$40,000	$77,302	$117,302
Philippe S.E. Schreiber	$48,000	$77,302	$125,302
Randy Stein	$68,000	$47,577	$115,577
Michael E. Wiley	$32,000	$50,661	$82,661

(1)	The amounts in the Option Awards column are dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year determined in accordance with FAS 123R. The grant date fair values of each stock option award computed in accordance with FAS 123R for grants made during 2006 for each director were as follows: Mr. Fitzgibbons, $118,021; Mr. Foutch $90,406; Mr. Harris, $0; Mr. Jarvis, $118,021; Mr. Schreiber, $118,021; Mr. Stein, $118,021; and Mr. Wiley, $118,021. As of December 31, 2006, each director held the following number of total outstanding options: Mr. Fitzgibbons, 20,000; Mr. Foutch 10,000; Mr. Harris, 0; Mr. Jarvis, 61,321; Mr. Schreiber, 59,174; Mr. Stein, 20,000; and Mr. Wiley, 20,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Fitzgibbons, Harris, Jarvis and Schreiber, all of whom are non-employee directors. None of these individuals has ever been an officer or employee for our company. In addition, none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or on our Compensation Committee.

Interests of Management and Others in Certain Transactions

Following is a discussion of transactions between us and our officers, directors and stockholders owning more than 5% of the outstanding shares of our common stock since January 1, 2006, which is the beginning of our last fiscal year.

Mr. Cornell, a director until May 2006, is a managing director of Goldman Sachs Group, Inc. Mr. Cornell initially was nominated as a director pursuant to the stockholders’ agreement and stock purchase agreement dated March 28, 2002, relating to the sale of the Series B preferred stock, pursuant to which certain affiliates of Goldman Sachs purchased a total of 14,000,000 shares of the Series B preferred stock for $5.00 per share for a total purchase price of $70,000,000. J. Aron & Company, an affiliate of Goldman Sachs, is the counterparty to certain our natural gas and oil hedge transactions. In management’s opinion, the swap and collar terms were provided on terms at least as favorable to us as could be obtained from non-related sources.

Mr. Harris, a director, is a member and serves as a Managing Director at Warburg Pincus LLC. Mr. Harris initially was nominated as a director pursuant to the stockholders’ agreement and Series B stock purchase agreement, relating to the sale of the Series B preferred stock, pursuant to which an affiliate of Warburg Pincus purchased 22,000,000 shares of Series B preferred stock for $5.00 per share for a total purchase price of $110,000,000.

Investments in the Company

In January 2002, we issued 1,800,548 shares of common stock to employees for $370,000 for our initial funding. These employees included the following persons who served as our officers and directors during 2006 who originally purchased the number of shares of common stock indicated: Fredrick J. Barrett, 115,279; Terry R. Barrett, 112,863; William J. Barrett, 602,206 (85,877 of which were sold to Mr. Tyree in 2003); Dominic J. Bazile, II, 112,863; Robert W. Howard, 116,245; J. Frank Keller, 265,602; Kurt M. Reinecke, 112,863; Wilfred R. Roux, 112,863; Thomas B. Tyree, Jr., 85,877, which were purchased from William J. Barrett upon the commencement of Mr. Tyree’s employment in 2003; and Huntington T. Walker, 112,863. In connection with the Series B preferred stock purchase agreement entered into in March 2002, all our stockholders prior to our initial public offering were required to become parties to a stockholders’ agreement originally entered into on March 28, 2002. The stockholders’ agreement contains provisions concerning the appointment of directors, limitations on certain corporate activities, the issuance and transfer of securities, and the vesting of shares of common stock issued to employees in January 2002. These shares were subject to vesting requirements as to the length of service with us (20% vested on each of January 31, 2002, 2003, 2004, 2005, and 2006, with all shares vesting upon an employee’s reaching the age of 75), which is referred to as “Time Vesting”, and also were subject to vesting requirements as to the amount of proceeds received by us from sales of Series B preferred stock to the investors in our Series B preferred stock, pursuant to the Series B stock purchase agreement entered into in March 2002, which is referred to as “Dollar Vesting”. These management shares vested at the later to occur of Time Vesting and Dollar Vesting. Vesting stops upon the occurrence of a liquidation event with respect to our company, as defined in the agreement, or the sale of our company. Because the investors purchased all the Series B preferred stock that gave rise to Dollar Vesting, after the initial public offering the common stock acquired by employees was subject only to Time Vesting. In January 2006, the final Time Vesting occurred. The stockholders’ agreement terminated upon the closing of our initial public offering except for the provisions concerning the vesting of the common stock issued to management and requiring transfers of shares held by parties to the agreement to be made in accordance with applicable securities laws.

Registration Rights Agreements

Agreement with Series B Preferred Stock Investors

On March 28, 2002, we entered into a registration rights agreement with the holders of our Series B preferred stock who purchased 51,000,000 shares pursuant to the stock purchase agreement dated March 28, 2002. Pursuant to the registration rights agreement, we have agreed to register the transfer of the 23,370,233 shares of our common stock, which are referred to in the agreement as the “registrable securities”, they received upon conversion of their Series B preferred stock immediately prior to the completion of our initial public offering, under certain circumstances. These holders include (directly or indirectly through subsidiaries or affiliates), among others, The Goldman Sachs Group, Inc., J.P. Morgan and Warburg Pincus Private Equity VIII, L.P.

Demand Registration Rights. Each stockholder who is the holder of (1) more than 10% of our then outstanding common stock, (2) common stock with an aggregate current market value of at least $50,000,000 or (3) stockholders holding at least 60% of the shares of common stock shall have the right to require us by written notice to register a specified number of shares in accordance with the Securities Act and the registration rights agreement. Until we were eligible to use Form S-3 for registration under the Securities Act, each qualified holder had the right to request up to two registrations. Now that we are eligible to use Form S-3 for registration, each qualified holder has the right to request up to five registrations, minus any demand registration rights exercised prior to that date. Nevertheless, in no event shall more than one demand registration occur during any six-month period or within 120 days after the effective date of a registration statement, provided that no demand registration may be prohibited for that 120-day period more than once in any 12-month period.

Piggy-back Registration Rights. If we propose to file a registration statement under the Securities Act with respect to an offering of common stock (subject to certain exceptions), whether or not for our own account, then we must give at least 30 days’ notice prior to the anticipated filing date to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement. We will be required to maintain the effectiveness of that registration statement until the earlier of 120 days after the effective date and the consummation of the distribution by the participating holders.

Conditions and Limitations; Expenses. The registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with a demand registration or a registration on Form S-3, regardless of whether a registration statement is filed or becomes effective.

Management Rights Agreement

We have entered into a management rights agreement with each of the Goldman Sachs entities, the J.P. Morgan entities and Warburg Pincus Private Equity VIII, L.P., which purchased our Series B preferred stock pursuant to the stock purchase agreement. Under the terms of this agreement, each of these investors is entitled to (1) consult with and advise us on significant business issues, (2) examine our records, subject to customary confidentiality restrictions on the use of such information, and (3) be notified of and attend all meetings of the board in a non-voting advisory capacity and receive all materials distributed to board members. The parties to the management rights agreement do not receive compensation under the agreement. Each respective agreement will terminate upon the date on which the relevant investor owns less than 5% of our capital stock.

Regulatory Sideletter

On March 28, 2002, we entered into a regulatory sideletter with J.P. Morgan Partners (BHCA), L.P., an affiliate of J.P. Morgan Chase & Co. and a regulated entity, which, together with related entities, which previously held more than 5% of our common stock. J.P. Morgan Partners (BHCA), L.P.’s affiliate was a joint-lead manager in our initial public offering. Under the terms of this sideletter, we agreed to cooperate with J.P. Morgan Partners (BHCA), L.P. in all reasonable respects to assist its regulatory compliance in connection with legal restrictions, including banking regulations, on the type and terms of its investment in our securities, including conversion to nonvoting securities. This sideletter terminated in 2006 when J.P. Morgan Partners (BCHA), L.P. owned less than 5% of our capital stock.

Approval of Related Party Transactions

We have not formally adopted any policies or procedures for approval of related party transactions. However, related party transactions are strongly discouraged. All proposed related party transactions are disclosed to our Board and are addressed on a case-by-case basis.

Relationships of Officers and Directors

Fredrick J. Barrett, our Chief Executive Officer, Chairman of the Board and a director, is the brother of Terry R. Barrett, our Senior Vice President—Exploration, Northern Division. Both Fredrick J. Barrett and Terry R. Barrett are the sons of William J. Barrett, our Chief Executive Officer until February 2006. William J. Barrett is the brother-in-law of J. Frank Keller, our Executive Vice President until February 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) were timely filed during the year ended December 31, 2006, except one report on Form 4 reporting the exercise of a stock option in April 2006 by Huntington T. Walker, a Senior Vice President, was filed one day late.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other the Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring:

•	the integrity of the financial statements of the Company;

•	the Company’s independent public accounting firm’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent public accountants; and

•	the Compliance by the Company with legal and regulatory requirements, including the Company’s internal controls.

Although the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee performs the specific functions set forth in its charter, which is available on our website. Go to http://www.billbarrettcorp.com and then to the “Investor Relations” tab and then the “Corporate Governance” tab.

The Committee held nine meetings in person or by conference telephone during 2006. The meetings were designed to facilitate and encourage communication between the Audit Committee and our internal auditors and independent public accountants.

The Committee has reviewed and discussed with management and Deloitte & Touche LLP, our independent accountants, the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

The Audit Committee also has discussed with Deloitte & Touche LLP, our independent public accountants, the matters required to be discussed pursuant to SAS 61, 89 and 90, “Codification of Statements on Auditing Standards, Communication with Audit Committees.” The Audit Committee has received and reviewed written disclosures and the letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Deloitte & Touche LLP such independent accountants’ independence. No services, other than audit and audit-related services, were performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2006. The Audit Committee believes that the provision of those services by Deloitte & Touche LLP to the Company and its subsidiaries is compatible with maintaining the principal auditors’ independence.

Based on the review and discussion referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Respectfully submitted,

Randy Stein, Chair

James M. Fitzgibbons

Randy A. Foutch

Philippe S.E. Schreiber

Code Of Business Conduct And Ethics

On September 9, 2004, the Board of Directors adopted our Code Of Business Conduct And Ethics governing business conduct and relevant actions of the our officers, directors, employees and certain other persons who have relationships or dealings with us. The Code Of Business Conduct And Ethics includes our code of ethics for senior financial management. The Code Of Business Conduct And Ethics also sets forth procedures for reporting concerns about accounting, auditing, internal controls, financial or other matters. The Code Of Business Conduct And Ethics also provides a mechanism for reporting any written concerns or questions. Any concerns submitted on an anonymous basis related to financial matters will be directed to the Audit Committee, while any questions relating to any other matter will be directed to our legal counsel or human resources department. A current copy of the Code of Business Conduct and Ethics is posted on our website at www.billbarrettcorp.com and a printed copy may be obtained by sending a request to our Corporate Secretary at our corporate headquarters. Any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to the our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) is required to be approved by the Audit Committee, will be disclosed in accordance with the relevant rules and regulations of the SEC and will be posted on our website.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Deloitte & Touche LLP, 555 Seventeenth Street, Suite 3600, Denver, Colorado 80202 as our independent auditors to examine and audit our financial statements for the year ending December 31, 2007. Services provided to us by Deloitte & Touche LLP during 2006 are described under “Fees to Independent Auditors” below. The Audit Committee has considered the audit fees and other fees paid to Deloitte & Touche LLP, as discussed below, and has determined that the payment of such fees is compatible with maintaining the independence of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Although ratification by the stockholders is not required by law, the Board has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of financial controls and reporting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interest of us and our stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2007 requires the affirmative vote of a majority of the votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Fees to Independent Auditors

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for its audit of our annual financial statements, its review of our quarterly financial statements, including our financial statements included in our Registration Statement on Form S-1 in connection with the sale of common stock by selling stockholders in August 2005, and the audit of our internal controls as required under the Sarbanes Oxley Act of 2002, for the fiscal years 2005 and 2006 were $496,150 and $591,200, respectively.

Audit Related Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of audit or review of our financial statements for the fiscal years 2005 and 2006 were $4,600 and $110,800, respectively. The 2005 fees were incurred in connection with the review of the Registration Statement on Form S-8 filed in December 2005. The 2006 fees were incurred in connection with the audit of the our employee directed 401(k) savings plan, review of the Form S-3 related to our shelf registration, review of documents with regards to our consideration of financing options, and in connection with responses to SEC comment letters with respect to our 2005 Annual Report on Form 10-K.

Tax Fees

Not applicable.

All Other Fees

Not applicable.

Audit Committee Pre-Approval

Our Audit Committee Charter provides that either (i) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to de minimus exceptions for other than audit, review or attest services that are approved by the Audit Committee prior to completion of the audit; or (ii) that the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved all of Deloitte & Touche LLP’s fees for audit services in fiscal years 2005 and 2006. Except as indicated above, there were no fees other than audit fees for fiscal years 2005 and 2006, and the auditors engaged performed all the services described above with their full time permanent employees.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the stockholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment. See below, “Proposals By Individual Stockholders; Discretionary Authority To Vote Proxies.”

PROPOSALS BY INDIVIDUAL STOCKHOLDERS;

DISCRETIONARY AUTHORITY TO VOTE PROXIES

In order to be considered for inclusion in our proxy statement and form of proxy relating to the next annual meeting of stockholders following the end of our 2007 fiscal year, proposals by individual stockholders must be received by us no later than December 10, 2007. Stockholder proposals also must comply with certain SEC rules and regulations.

Proposals that are not included in our proxy statement will be considered timely and may be presented at next year’s annual meeting only if the advance notice provisions of our Bylaws are satisfied. To be considered, proposals by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our corporate Secretary not less than 60 days nor more than 90 days prior to first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder must also comply with certain other provisions of our Bylaws. A description of the procedures that must be followed by stockholders submitting proposals to nominate directors is described in greater detail above under “Proposal No. 1—Election of Directors.” For a copy of our Bylaws, please contact our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge and/or request future delivery of separate materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100. Likewise, any stockholder of record who shares an address with another stockholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100.

AVAILABILITY OF REPORTS ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 TO ANY OF OUR STOCKHOLDERS OF RECORD, OR TO ANY STOCKHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON MARCH 29, 2007. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO OUR CORPORATE SECRETARY, BILL BARRETT CORPORATION, 1099 18th STREET, SUITE 2300, DENVER, COLORADO 80202, (303) 293-9100.

This notice and proxy statement are sent by order of the Board of Directors.

Dated: April 9, 2007	Francis B. Barron
Corporate Secretary

* * * * *

PROXY	PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

BILL BARRETT CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Bill Barrett Corporation (the “Corporation”) hereby appoints Fredrick J. Barrett and Francis B. Barron, or either of them, or                                          (stockholders may strike the person(s) designated by the management of the Corporation and insert the name and address of the person(s) to vote the proxy and mail the proxy to the named proxy holder(s)) as proxies with full power of substitution to vote or otherwise represent all the shares of the undersigned with all of the powers which the undersigned would possess if personally present and voting such shares at the Annual Meeting of Stockholders of the Corporation, to be held at The Westin Tabor Center Hotel, 1672 Lawrence Street, Denver, Colorado 80202, on May 9, 2007 at 9:30 a.m. (Denver time), or any adjournments thereof, on the following matters. The undersigned hereby revokes any proxy previously given with respect to such shares.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Unless contrary instructions are given, the shares represented by this proxy will be voted FOR each of the nominees set forth in Item 1 and FOR Item 2, and, in the discretion of the proxy holders, on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. This proxy is solicited on behalf of the Board of Directors of Bill Barrett Corporation.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Bill Barrett Corporation account online.

Access your Bill Barrett Corporation stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Bill Barrett Corporation, now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

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TOLL FREE NUMBER:	1-866-683-2961

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of each of the following Class II directors to hold office until the annual meeting of stockholders to be held in the year 2009 and thereafter until his successor is duly elected and has qualified: Class II Directors 01 Randy A. Foutch, 02 Joseph N. Jaggers, 03 Philippe S.E. Schreiber	FOR all the nominees listed (except as marked on the line below) ☐	WITHHOLD AUTHORITY to vote for all nominee(s) listed ☐	2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
				3	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)
					EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Signature	Signature	Date:

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/bbg Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the internet at www.billbarrettcorp.com